Exhibit 11
UNITED TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

	Full year
(dollars in millions, except per share amounts)	2014	2013	2012	2011	2010
Net income from continuing operations	$6,220	$5,686	$4,847	$4,831	$4,195
Net income from discontinued operations	—	35	283	148	178
Net income attributable to common shareowners	$6,220	$5,721	$5,130	$4,979	$4,373

Net income from continuing operations	$6,220	$5,686	$4,847	$4,831	$4,195
Basic earnings for period	$6,220	$5,686	$4,847	$4,831	$4,195
Diluted earnings for period	$6,220	$5,686	$4,847	$4,831	$4,195
Basic average number of shares outstanding during the period (thousands)	898,300	901,000	895,200	892,300	907,900
Stock awards (thousands)	13,300	14,100	11,400	14,500	14,800
Diluted average number of shares outstanding during the period (thousands)	911,600	915,100	906,600	906,800	922,700
Basic earnings per common share	$6.92	$6.31	$5.41	$5.41	$4.62
Diluted earnings per common share	$6.82	$6.21	$5.35	$5.33	$4.55

Net income attributable to common shareowners	$6,220	$5,721	$5,130	$4,979	$4,373
Basic earnings for period	$6,220	$5,721	$5,130	$4,979	$4,373
Diluted earnings for period	$6,220	$5,721	$5,130	$4,979	$4,373
Basic average number of shares outstanding during the period (thousands)	898,300	901,000	895,200	892,300	907,900
Stock awards (thousands)	13,300	14,100	11,400	14,500	14,800
Diluted average number of shares outstanding during the period (thousands)	911,600	915,100	906,600	906,800	922,700
Basic earnings per common share	$6.92	$6.35	$5.73	$5.58	$4.82
Diluted earnings per common share	$6.82	$6.25	$5.66	$5.49	$4.74